Exhibit 99.1
Ovid Therapeutics Enters Agreement with Immedica Pharma AB for Sale of Future Ganaxolone Royalties
Non-dilutive funding extends Ovid’s operational runway; Immedica assumes certain ganaxolone IP costs
NEW YORK, U.S. and STOCKHOLM, Sweden, June 25, 2025 – Ovid Therapeutics Inc. (Nasdaq: OVID), a biopharmaceutical company dedicated to developing small molecule medicines for brain conditions with significant unmet need, today announced that it has entered into a definitive agreement with Immedica Pharma AB (‘Immedica’), a leading global rare disease company, for the sale of its future royalties related to sales of ganaxolone outside of China. Under the terms of the agreement, Immedica will pay $7.0 million in cash to acquire 100% of the royalty rights held by Ovid, further strengthening Immedica’s focus on ganaxolone by acquiring control of additional intellectual property rights.
This transaction provides a non-dilutive capital infusion of $7.0 million to Ovid, which will support the Company’s ongoing operations. In 2024, Ovid recorded approximately $566,000 in ganaxolone royalty revenues. Ovid has not been pursuing development of ganaxolone, and the transaction has no impact to the Company’s current pipeline of programs.
Ganaxolone
Ganaxolone is a medicine approved in the EU, Great Britain, the U.S. and China for the adjunctive treatment of epileptic seizures associated with cyclin-dependent kinase-like 5 (CDKL5) deficiency disorder (‘CDD’) in patients 2 to 17 years of age. Ganaxalone may be continued in patients 18 years of age and older.
In February 2022, Ovid entered into an exclusive patent license agreement with Marinus Pharmaceuticals, Inc. (‘Marinus’) related to the use of ganaxolone in CDD. Under that agreement, Ovid was eligible to receive royalties on the sales of ganaxolone for CDD in the United States and Europe. In addition to acquiring future royalty rights related to the use of ganaxolone in CDD, Immedica has entered into an agreement to acquire or license the global ganaxolone intellectual property (‘IP’) portfolio from Ovid and to amend the license to include additional indications. Immedica will assume financial responsibility for all costs related to the licensed IP, when such amendment has been finalized.
The royalty rights being acquired by Immedica include royalties associated with the Marinus agreement. In February 2025, Immedica announced the completion of the acquisition of Marinus.
About Immedica
Immedica is a pharmaceutical company, headquartered in Stockholm, Sweden, focused on the commercialization of medicines for rare diseases and specialty care products. Immedica’s capabilities cover marketing and sales, compliance, pharmacovigilance, quality assurance, regulatory, medical affairs and market access, as well as a global distribution network serving patients in more than 50 countries. Immedica is fully dedicated to helping those living with diseases which have a large unmet medical need. Immedica’s therapeutic areas are within RARE metabolic, RARE hematology & oncology, RARE neurology and specialty care. Immedica was founded in 2018 and employs today around 140 people across Europe, the Middle East and the United States. Immedica is backed by the investment firms KKR and Impilo. For more information visit www.imedica.com.
About Ovid Therapeutics
Ovid Therapeutics Inc. is a New York-based biopharmaceutical company dedicated to developing small molecule medicines for brain conditions with significant unmet need. The Company is advancing a pipeline of novel, targeted small molecule candidates that modulate the intrinsic and extrinsic factors involved in neuronal hyperexcitability causative of multiple neurological and neuropsychiatric disorders. Ovid is developing: OV329, a next-generation GABA-aminotransferase inhibitor, as a potential therapy for treatment-resistant seizures and other undisclosed indications; OV350, OV4071 and others within a library of compounds that directly activate the KCC2 transporter, for multiple CNS disorders. For more information about these and other Ovid research programs, please visit www.ovidrx.com.
Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements” including, without limitation: statements regarding Ovid’s ongoing operations, its pipeline and finalizing an amendment of the license to include additional indications; and other statements that are not historical fact. You can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “plan,” “potentially,” and “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, uncertainties inherent in the preclinical and clinical development and regulatory approval processes, risks related to Ovid’s ability to achieve its financial objectives, the risk that Ovid may not be able to realize the intended benefits of its business strategy or unanticipated or greater than anticipated impacts or delays due to macroeconomic and geopolitical conditions. Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth under the caption “Risk Factors” in Ovid’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and in subsequent and future filings Ovid makes with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Ovid assumes no obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Ovid
Victoria Fort, SVP Corporate Affairs and Corporate Strategy
vfort@ovidrx.com
Immedica
Linda Holmström, Head of Communications
linda.holmstrom@immedica.com